Hannaford Bros. Co.
                                                     145 Pleasant Hill Road
                                                     Scarborough, ME  04074

                      NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                              TO BE HELD MAY 12, 1997

 To the Shareholders:

     You are cordially invited to attend the Annual Meeting of Shareholders of HANNAFORD BROS. CO., a Maine corporation, which will be held at the offices of the Company, 145 Pleasant Hill Road, Scarborough, Maine, on Monday, May 12, 1997, at 10:30 a.m. The purpose of the Meeting will be to consider and act upon the following:

     1. Election of four Class I Directors to serve until the Annual Meeting of Shareholders in 2000.

     2. Election of one Class III Director to serve until the Annual Meeting of Shareholders in 1999.

     3. Ratification of the appointment of Coopers & Lybrand L.L.P. as independent auditors of the Company for the fiscal year ending January 3, 1998.

     4. To consider and act upon a proposal to increase the number of shares of Common Stock that may be issued under the Hannaford Bros. Co. Employee Stock Purchase Plan.

     5. Such other business as may properly come before the Meeting and any adjournment thereof.

     The Board of Directors has fixed the close of business on March 14, 1997, as the record date for the determination of shareholders entitled to receive notice of, and vote at, the Meeting and any adjournment thereof.

                                      By order of the Board of Directors


                                                                   Clerk

 Scarborough, Maine
 April 1, 1997

       WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, PLEASE VOTE, DATE AND SIGN THE ENCLOSED PROXY AND RETURN IT PROMPTLY IN THE ENVELOPE PROVIDED. IF YOU ATTEND THE MEETING, YOU MAY REVOKE YOUR PROXY AND VOTE IN PERSON.


                                HANNAFORD BROS. CO.
                               145 PLEASANT HILL ROAD
                               SCARBOROUGH, ME  04074
                                   APRIL 1, 1997

                                  PROXY STATEMENT
                           ANNUAL MEETING OF SHAREHOLDERS
                              To Be Held May 12, 1997

     The accompanying proxy is solicited by the Board of Directors of HANNAFORD BROS. CO. (the "Company") for use at the Annual Meeting of Shareholders (the "Meeting") to be held at the offices of the Company, 145 Pleasant Hill Road, Scarborough, Maine, at 10:30 a.m., on Monday, May 12, 1997, and any adjournment thereof. When such proxy is properly executed and returned, the shares it represents will be voted at the Meeting in accordance with any directions noted thereon; or in the absence of specific directions as to any proposal, it will be voted in favor of each nominee and proposal identified below. Any shareholder giving a proxy has the power to revoke it at any time before it is voted. A proxy may be revoked by filing a written notice of revocation with an Assistant Secretary of the Company, by submitting a duly executed proxy bearing a later date or by revocation made in person at the Meeting.

     The proxy and this proxy statement are being mailed or delivered to shareholders on or about April 1, 1997.

 VOTING SECURITIES OF THE COMPANY

     As of March 14, 1997, there were outstanding and entitled to vote 42,315,198 shares of Common Stock, par value $.75 per share. Each share of Common Stock is entitled to one vote. Only shareholders of record at the close of business on March 14, 1997, will be entitled to vote at the Meeting. Each of the following were beneficial holders of more than 5% of the outstanding Common Stock of the Company at the close of business on March 14, 1997. Unless indicated to the contrary, the persons or parties shown as beneficial holders have the sole power to vote and dispose of the shares shown as owned by them.
                                        AMOUNT AND
                                        NATURE OF
       NAME AND ADDRESS                 BENEFICIAL            PERCENT
     OF BENEFICIAL HOLDER               OWNERSHIP             OF CLASS

 Sobey Parties(1)                      10,835,921               25.6
 115 King Street
 Stellarton, Nova Scotia, Canada B0K 1S0

 Sanford C. Bernstein & Co., Inc.(2)    2,163,239                5.1
 One State Street Plaza
 New York, New York 10004


 (1) The Sobey Parties include Donald R. Sobey, David F. Sobey, the Estate of William M. Sobey, Empire Company Limited, E.C.L. Investments Limited, Empire Holdings (U.S.) L.L.C., the Pension Plan for Employees of Sobeys Inc., the Deferred Profit Sharing Plan for Eligible Employees of Sobeys Inc. and Pauljan Limited. Information regarding ownership by the Sobey Parties is given in reliance on their latest Form 5 filing, made on or about February 12, 1997, with the Securities and Exchange Commission.

 (2) Sanford C. Bernstein & Co., Inc. is a broker-dealer. The shares are held for the account of discretionary clients who have the right to receive dividends from, and the proceeds of any sale of, these shares and the right to determine the voting of such shares. Information regarding ownership by Sanford C. Bernstein & Co., Inc. is given in reliance on its amended Schedule 13G filed on or about January 30, 1997, with the Securities and Exchange Commission.


     The following table sets forth the beneficial ownership of Common Stock by each Director, each other nominee for election as a Director, the other executive officers named in the Summary Compensation Table on page 8, and all Directors and executive officers of the Company as a group, at the close of business on March 14, 1997. Except as otherwise indicated, each person owns less than 1% of the outstanding Common Stock.

                                          SHARES OF
                                         COMMON STOCK             PERCENT OF
          NAME                        BENEFICIALLY OWNED            CLASS
 Directors/Nominees

     Bruce G. Allbright                      4,437(1)

     William A. Andres                       2,000

     Robert D. Bolinder                     10,000

     Laurel Cutler                           3,437(2)

     William T. End                          3,000

     Hugh G. Farrington                    316,660(3)

     James W. Gogan                         21,600

     Richard K. Lochridge                    5,437(4)

     Renee M. Love                             500

     Claudine B. Malone                      1,889

     James L. Moody, Jr.                   215,574(5)

     Dr. Walter J. Salmon                  135,790(6)

     David F. Sobey                     10,835,921(7)               25.6

     Robert L. Strickland                    3,000

 Other Named Executive Officers

     Richard A. Anicetti                    29,101(8)

     Paul A. Fritzson                       31,152(9)

     Ronald C. Hodge                        25,866(10)

     Blythe J. McGarvie                      8,575(11)

     Larry A. Plotkin                       67,748(12)

 All Executive Officers and Directors
    as a Group                           11,835,608(13)              28.0


  (1) Includes 2,437 shares that Mr. Allbright has the right to acquire within 60 days by exercise of stock options.

  (2) Includes 2,437 shares that Ms. Cutler has the right to acquire within 60 days by exercise of stock options.

  (3) Includes 770 shares owned by Mr. Farrington's wife. Also includes 104,544 shares that Mr. Farrington has the right to acquire within 60 days by exercise of stock options.

  (4) Includes 2,437 shares that Mr. Lochridge has the right to acquire within 60 days by exercise of stock options.

  (5) Includes 78,489 shares that Mr. Moody has the right to acquire within 60 days by exercise of stock options.

  (6) Includes 1,800 shares owned by Dr. Salmon's wife.

  (7) David F. Sobey, because of business and family relationships, may be deemed to be the beneficial owner of some or all of 10,835,921 shares of Hannaford Common Stock held by the Sobey Parties. David F. Sobey expressly disclaims beneficial ownership of all except 36,110 of said shares (See "Voting Securities of the Company," Page 1).

  (8) Includes 22,307 shares that Mr. Anicetti has the right to acquire within 60 days by exercise of stock options.

  (9) Includes 24,746 shares that Mr. Fritzson has the right to acquire within 60 days by exercise of stock options.

 (10) Includes 21,413 shares that Mr. Hodge has the right to acquire within 60 days by exercise of stock options.

 (11) Includes 6,884 shares that Mrs. McGarvie has the right to acquire within 60 days by exercise of stock options.

 (12) Includes 331 shares owned by Mr. Plotkin's children. Also includes 29,578 shares that Mr. Plotkin has the right to acquire within 60 days by exercise of stock options.

 (13) Includes 5,429 shares held by immediate family members. Also includes 354,338 shares acquirable within 60 days by exercise of stock options.


                             ELECTION OF DIRECTORS

      The Articles of Incorporation of the Company provide for a Board of Directors of not fewer than seven nor more than eighteen members, as from time to time may be determined by resolution of the shareholders or the Directors. The Board of Directors is divided into three classes, each such class having a three-year term of office with the term of office of one such class expiring at the Annual Meeting of Shareholders each year. The term of the Class I Directors expires at the upcoming Meeting.

      The nominees for election as Class I Directors at this Meeting are Bruce G. Allbright, William T. End, James W. Gogan and Claudine B. Malone, all of whom are current Class I Directors. One Class I Director, William
 A. Andres, and two Class III Directors, Laurel Cutler and James L. Moody, Jr., are retiring from the Board effective May 12, 1997. Ms. Cutler and Mr. Andres have reached the mandatory Director retirement age specified in the Articles of Incorporation. Mr. Moody is retiring from the Board for personal reasons. Robert J. Murray is a nominee for election as a Class III Director at this Meeting to replace James L. Moody, Jr.

      Ms. Malone and Messrs. Allbright, End, Gogan and Murray have consented to serve as Directors if elected. Should any nominee become unavailable for election (which is not presently anticipated), the discretionary authority provided in the proxy may be exercised to vote for a substitute. No proxy may be voted for more than four nominees for Class I Directors nor more than one nominee as a Class III Director. Candidates receiving the greatest number of votes cast will be elected to the Board. (Abstentions and broker non-votes will not affect the tally of votes cast in the election. A "non-vote" occurs when a broker or other fiduciary, holding shares for a beneficial owner, votes on one proposal but lacks authority from such owner to vote on another proposal.)

      The following table sets forth for each Director or other nominee, his or her name, principal occupations or employment for at least the past five years, class of directorship, age on March 14, 1997, and year first elected a Director.

                           PRINCIPAL OCCUPATION                     DIRECTOR
        NAME                   OR EMPLOYMENT                   AGE    SINCE

 CLASS I (TERM EXPIRES AT THIS ANNUAL MEETING)

 Bruce G. Allbright(1)     Retired President, Dayton Hudson      68     1991
                           Corporation, Minneapolis, Minnesota

 William A. Andres(2)      Retired Chairman of the Board and     70     1986
 (Retiring May 12, 1997)   Chief Executive Officer, Dayton
                           Hudson Corporation, Minneapolis,
                           Minnesota


 William T. End(3)         Managing Director, International      49     1995
                           Cornerstone Group, Portland, Maine
                           (Catalog Retailer); Formerly Chief
                           Executive Officer, Lands' End, Inc.,
                           1991 to 1995; Executive Vice President,
                           L.L. Bean, Inc., 1975 to 1991.

 James W. Gogan(4)         President and Chief Executive         58     1988
                           Officer, Empire Company Limited,
                           Stellarton, Nova Scotia (Holding
                           Company)

 Claudine B. Malone(5)     President, Financial & Management      60    1991
                           Consulting, Inc., McLean, Virginia

 CLASS II (TERM EXPIRES AT THE 1998 ANNUAL MEETING)

 Hugh G. Farrington(6)     Chief Executive Officer since          52    1981
                           May 1992; President since 1984;
                           Executive Vice President
                           1981 to 1984; Senior Vice
                           President 1980 to 1981; Vice
                           President 1977 to 1980

 Dr. Walter J. Salmon(7)   Stanley Roth, Sr., Professor           66    1964
                           of Retailing, Graduate
                           School of Business Administration,
                           Harvard University, Boston,
                           Massachusetts

 David F. Sobey(8)         Chairman of the Board,                 65    1981
                           Sobeys Inc., Stellarton,
                           Nova Scotia (Food Retailer)

 Robert L. Strickland(9)   Chairman of the Board, Lowe's          66    1994
                           Companies, Inc., Winston-Salem,
                           North Carolina

 CLASS III (TERM EXPIRES AT THE 1999 ANNUAL MEETING)

 Robert D. Bolinder(10)    President, Robert D. Bolinder           65   1984
                           Associates, Management Consultants,
                           Boise, Idaho; Retired Executive
                           Vice President, Smith's Food and
                           Drug Centers, Inc., Salt Lake City,
                           Utah

 Laurel Cutler(11)         Vice-Chairman and Global Director      70    1993
 (Retiring May 12, 1997)   of Marketing Planning of FCB/Leber
                           Katz Partners, New York, New York


 Richard K. Lochridge(12)  President, Lochridge & Company, Inc.,  53    1993
                           Boston, Massachusetts (Management
                           Consulting)

 Renee M. Love(13)         Chairman and Chief Executive Officer, 51     1996
                           Omega Group, Inc., Bryn Mawr,
                           Pennsylvania (Strategic Consulting)

 James L. Moody, Jr.(14)   Chairman of the Board since 1984;      65    1967
 (Retiring May 12, 1997)   Chief Executive Officer from 1973 to
                           May 1992; President 1971 to 1984

 Robert J. Murray(15)      Chairman and Chief Executive Officer,  55      --
 (nominee for election)    New England Business Service, Inc.,
                           Groton, Massachusetts; Formerly Executive
                           Vice President of the North Atlantic
                           Group of The Gillette Company,
                           Boston, Massachusetts from 1991 to 1995



  (1) Mr. Allbright is a member of the Human Resources Committee of the Board. He is also a Director of TCF Financial and G & K Services.
  (2) Mr. Andres is Chairperson of the Human Resources and Corporate Governance Committees of the Board. He is also a member of the Executive Committee of the Board. He is also a Director of Lowe's Companies, Inc.
  (3) Mr. End is a member of the Human Resources Committee of the Board. Prior to rejoining the Board in 1995, Mr. End served as a Hannaford Director from 1983 to 1993.
  (4) Mr. Gogan is a member of the Audit and Finance Committees of the Board. He is also a Director of Empire Company Limited and Wajax Limited.
  (5) Ms. Malone is Chairperson of the Audit Committee of the Board and a member of the Corporate Governance Committee of the Board. She is also a Director of Hasbro, Inc.; Houghton Mifflin Company; The Limited, Inc.; Union Pacific Resources; Dell Computer Corporation; Lowe's Companies, Inc.; Lafarge Corporation; Mallinckrodt Group; and SAIC. She is a Trustee of the Massachusetts Institute of Technology and is Chairperson of the Federal Reserve Bank of Richmond.
  (6) Mr. Farrington is a member of the Executive Committee of the Board.
  (7) Dr. Salmon is Chairperson of the Executive Committee of the Board and a member of the Finance and Corporate Governance Committees of the Board. He is also a Director of Luby's Cafeterias, Inc.; Circuit City, Inc.; The Neiman Marcus Group, Inc.; The Quaker Oats Company; and Harrah's Entertainment, Inc.
  (8) Mr. Sobey is a member of the Executive Committee of the Board. He is also a Director of Atlantic Shopping Centres Limited; Dominion Textile Inc.; Empire Company Limited; Univa; Sobeys Inc.; T.R.A. Foods Limited; CHC Helicopter Corporation; Lumsden Brothers Limited; and Versa Services Limited.
  (9) Mr. Strickland is a member of the Audit and Corporate Governance Committees of the Board. He is also a Director of Lowe's Companies, Inc.; and T. Rowe Price Associates, Inc.
 (10) Mr. Bolinder is Chairperson of the Finance Committee and a member of the Corporate Governance Committee of the Board. He is also a Director of Idaho Power Company.
 (11) Ms. Cutler is a member of the Audit Committee of the Board. She is also a Director of FCB/Leber Katz Partners; True North Communications, Inc.; and Quaker State Corp.
 (12) Mr. Lochridge is a member of the Finance and Human Resources Committees of the Board. He is also a Director of Dynatech Corporation.
 (13) Ms. Love is a member of the Audit Committee of the Board.
 (14) Mr. Moody is a member of the Executive Committee of the Board. He is also a Director of Penobscot Shoe Co.; Staples, Inc.; UNUM Corporation; IDEXX Laboratories, Inc.; and a Trustee of the Colonial Group of Mutual Funds.
 (15) Mr. Murray is also a Director of Allmerica Financial Corporation; Fleet National Bank; Lo Jack Corporation; and North American Mortgage Company.

                       INFORMATION CONCERNING THE BOARD OF
                         DIRECTORS AND BOARD COMMITTEES


 MEETINGS

     During 1996 the Board of Directors of the Company held six meetings. Each Director attended 75% or more of the total Board and Committee meetings he or she was eligible to attend in 1996.

 COMMITTEES

     The Company has an Audit Committee, Human Resources Committee, Finance Committee, Corporate Governance Committee and an Executive Committee elected by the Board of Directors from its members.

     The Audit Committee is made up of non-management members of the Board. Its function is to oversee the work of the Company's internal and external auditors and to assure the existence of an effective accounting and internal control system. The Committee met on seven occasions during 1996.

     The Human Resources Committee is also made up of non-management members of the Board. It reviews the compensation of the Directors and senior executives and makes recommendations to the Board with regard to proposed changes in compensation programs and, in certain instances, has the authority to directly amend various benefit plans. The Human Resources Committee has broad discretion over the administration of various compensation plans of the Company. The Human Resources Committee met on five occasions during 1996.

     The Corporate Governance Committee is made up of non-management members of the Board. The Committee reviews various matters concerning governance of the Board and the relationship between the Board and senior management. For example, the Committee makes recommendations on the composition of Board committees, and is charged with overseeing the Board's processes for evaluating performance of the Chairman of the Board and the Chief Executive Officer. This year the Committee will be involved in selecting a new Chairman of the Board, to replace Mr. Moody who retires May 12, 1997. The Governance Committee is also responsible for nominating candidates for election to the Board. In such capacity, the Committee will consider suggestions from shareholders on Director nominations. Suggested nominees will be evaluated on the basis of their qualifications and the long-range objectives of the Company. See "Shareholder Proposals" at page 19 below for a description of procedures by which a shareholder may nominate one or more candidates for election to the Board. The Corporate Governance Committee met on four occasions during 1996.


     The Finance Committee is made up of non-management members of the Board. It serves as the named fiduciary responsible for the investment of assets of the Company's Retirement Plan and Savings and Investment Plans and makes recommendations to the Board with respect to financial structure, dividend policy and related matters. The Committee met on four occasions during 1996.

     The Executive Committee consists of management and non-management members of the Board. Its primary function is to act on behalf of the Board at times when it is impractical to call a special meeting of the entire Board. The powers of the Executive Committee are limited by the Bylaws of the Company and by applicable Maine law. For example, the Committee is not permitted to amend the Articles of Incorporation or Bylaws of the Company or to adopt any plan of merger or consolidation on behalf of the Board. Pursuant to an amended Standstill Agreement, the Sobey Parties are entitled to designate one member of the Executive Committee. See "Agreement with Sobey Parties," page 17. The Committee met once during 1996.

 DIRECTORS' COMPENSATION

     Each non-management Director (other than Dr. Walter J. Salmon) is paid an annual retainer of $24,000 for services as a Director. Non-management Directors (other than Dr. Walter J. Salmon) receive fees of $1,000 for each Board meeting attended and $1,000 for each committee meeting attended. Committee Chairpersons receive an additional annual retainer of $2,500 for such services. James L. Moody, Jr. has a compensation arrangement with the Company that covers, among other things, his Board-related activities. See page 13 below. Hugh G. Farrington (the only management member of the Board other than Mr. Moody) receives no additional compensation for his services as a Director. All Directors are reimbursed for any out-of-pocket expenses incurred in attending Board and committee meetings.

     In addition to an annual retainer of $20,000 and a $2,500 annual retainer as Chairperson of the Executive Committee, Dr. Salmon receives $30,000 per year, which covers his Board and committee meeting attendance fees and additional consulting services.

     In addition to her annual retainer and fees for Board and committee meetings attended, the firm in which Renee M. Love serves as a principal officer has a consulting arrangement with the Company. The Company has paid Omega Group, Inc. $59,800, plus reasonable out-of-pocket expenses to third parties, for an assignment that was completed in early 1997.

     The Company maintains a Stock Ownership Plan for Outside Directors which offers non-management Directors a potential source of retirement income tied to the long-term performance of the Company as measured by the price of its Common Stock.


     PERFORMANCE SHARES. Under the Plan, each non-management Director is credited annually with a specified number of "performance shares", whose value will be determined over a five-year "performance period". (In the event that a Director retires from the Board of Directors before age 70, other than in the case of death or disability, the performance period for each outstanding award will terminate at the end of the fiscal year in which the Director retires.) At the end of the performance period for a given award, the number of performance shares is multiplied by the increase (if any) in the trading price of the Common Stock over such period. The resulting figure (in dollars) is then credited to a deferral account for the Director, where it is treated as if it were invested in Common Stock of the Company (with adjustments to reflect reinvestment of dividends paid on such stock and changes in the trading price of the stock). The following Directors hold the number of common stock equivalents indicated: Mr. Allbright, 562; Mr. Andres, 1,986; Mr. Bolinder, 1,986; Mr. End, 1,034; Mr. Gogan, 1,817; Ms. Malone, 562; Dr. Salmon, 2,493; and Mr. Sobey, 2,155.

     Generally, amounts credited to a Director's deferral account will be paid to her or him in a lump sum or in monthly installments over a period not to exceed 10 years. Payments may not begin until the Director retires from the Board or reaches age 70, whichever is later. All payments from the Plan are made in cash.

     For 1996 each non-management Director received an award under the Plan equal to 1,600 performance shares. The total performance shares presently held by the non-management Directors are as follows: Mr. Allbright, 8,000; Mr. Andres, 8,000; Mr. Bolinder, 8,000; Ms. Cutler, 6,400; Mr. End, 3,100; Mr. Gogan, 8,000; Mr. Lochridge, 6,400; Ms.
     Love, 1,400; Ms. Malone, 8,000; Dr. Salmon, 8,000; Mr. Sobey 8,000; and Mr. Strickland, 4,700. As described above, the ultimate value of the performance shares will vary depending upon the future market price of the Company's Common Stock.

 The Plan also allows non-management Directors to receive stock options in lieu of their annual retainers or to defer their compensation, as described below.

     STOCK OPTIONS. Each non-management Director may elect to receive his or her annual retainer in the form of a stock option rather than cash. This election must be made by the Director before January 1 of the relevant year, and cannot be made for less than the entire annual retainer for that year. If so elected, the stock option is granted as of the first trading day of the new year. The option entitles the Director to purchase Common Stock at an exercise price per share equal to 100% of the closing price of Hannaford stock on the New York Stock Exchange as of the grant date. The number of shares covered by the option is set by formula, and equals (i) three times the annual retainer, divided by (ii) the closing price per share of the Common Stock on the grant date. The exercise price is payable in cash or previously owned stock (or any combination thereof) at the time of exercise. The option becomes exercisable one year after the date of grant, but will be forfeited if for any reason (other than a "change in control event" as defined) the Director's service on the Board terminates before December 31 of that year. (If the option is forfeited, the Director will receive a cash payment for the portion of the annual retainer earned through the termination date.) Each option will expire ten years from the date of grant if not exercised.

     DEFERRAL OF COMPENSATION. Each non-management Director may at any time (but not more frequently than once a year) elect to defer receipt of any director compensation (i.e., annual retainer, meeting fees, committee chairperson fees, and consulting fees) that would otherwise be paid to him or her in cash. The deferral period expires upon termination of the Director's service on the Board. The Director must elect at the outset whether the compensation deferred is ultimately to be paid in stock or in cash.

     STOCK DEFERRAL. Whenever the Director would otherwise receive payment of compensation, the Company will credit to his or her account that number of stock units which equals (i) the amount deferred, divided by (ii) the closing price per share of the Common Stock on the deferral date. Payout of the deferred amounts will be made in the form of Common Stock, plus a cash payment equal to the amount of dividends that would have been paid on such stock over the deferral period through December 31, 1996. Effective January 1, 1997, the plan provides for automatic reinvestment of dividends.

     CASH DEFERRAL. Whenever the Director would otherwise receive payment of compensation, the Company will credit the payment amount to the Director's account and will thereafter credit the account with interest at the rate paid on five-year Treasury notes. This cash deferral feature of the Plan is virtually identical to a cash deferral arrangement that has been available to non-management Directors for many years.

     The Company has established stock ownership guidelines for Directors. The guidelines encourage each Director to acquire and maintain an interest in Hannaford stock having a value of at least five times the annual retainer. Stock options acquired under the Stock Ownership Plan will be counted toward this target. The guidelines and the Stock Ownership Plan are intended to further align the interests of the Directors and shareholders. For a description of stock ownership of the Directors, see the table and accompanying notes on page 2 above.

                                            COMPENSATION OF EXECUTIVE OFFICERS

                                       SUMMARY COMPENSATION TABLE

The following table provides information concerning compensation paid to the named executive officers for the past three years.

                                                                           Long Term
                                                                          Compensation
                                          Annual Compensation        Awards     Payouts
Name and                                                           Securities    LTIP       All Other
Principal                                Salary         Bonus      Underlying  Payouts(1) Compensation(2)
Position                     Year         ($)            ($)       Options (#)    ($)          ($)
HUGH G. FARRINGTON           1996        400,000       175,000       29,630       75,591      2,625
 President and               1995        375,000       188,287       31,543      134,290      2,625
 Chief Executive Officer     1994        355,000       187,387       36,937            0      2,625

JAMES L. MOODY, JR.          1996        276,800       121,100       23,616       58,120      2,625
 Chairman of the Board       1995        259,500       130,295       21,828       96,235      2,625
                             1994        245,700       129,693       25,565            0      2,625

LARRY A. PLOTKIN             1996        189,000        82,688        6,739       20,163      2,625
 Senior Vice President,      1995        181,600        91,181        7,353       34,857      2,625
 Corporate Development       1994        174,600        92,163        8,745            0      2,625

RICHARD A. ANICETTI          1996        185,000        80,938       37,367       13,043      6,000
 Senior Vice President/Gen.  1995        157,404        79,370       12,146       12,813      6,000
 Manager, Southeast          1994        141,000        74,427        7,062            0      2,457
 Operations

PAUL A. FRITZSON             1996        185,000        80,938       37,367       16,022      2,625
 Sr. Vice Pres., Marketing,  1995        157,404        79,370       12,146       27,300      2,625
 Merchandising&Distribution  1994        141,300        74,585        7,077            0      2,465

RONALD C. HODGE              1996        185,000        80,938       37,367       13,362      2,625
 Senior Vice President,      1995        160,557        80,915       12,470       13,226      2,625
 Northeast Operations        1994        140,600        74,216        7,042            0      2,454

BLYTHE J. MCGARVIE           1996        185,000        80,938        6,597        8,680      2,625
 Senior Vice President and   1995        167,981        84,488       13,766        8,027          0
 Chief Financial Officer(3)  1994         15,866         8,375            0            0          0


(1)  Reflects payouts under the LONG TERM INCENTIVE PLAN for the three-year award period ending in the stated year.
(2)  Reflects Company matching contributions allocated to each officer's account under the SAVINGS AND
     INVESTMENT PLAN.
(3)  Mrs. McGarvie joined the Company on November 14, 1994.



                                    OPTION GRANTS IN LAST FISCAL YEAR


The following table provides information on option grants to the named executive officers during the past year.  No stock appreciation rights ("SARs" ) were granted during this period.

                                        Individual Grants (1)

                        Number of
                        Securities     % of Total
                        Underlying      Options
                         Options       Granted to     Exercise or                     Grant Date
                         Granted      Employees in    Base Price     Expiration        Present
       Name                (#)        Fiscal year      ($/Share)        Date           Value(2)
Hugh G. Farrington        29,630          5.8%          $30.375       05/13/06         $353,782

James L. Moody, Jr.       20,504          4.0%           30.375       05/12/01          164,647
                     (3)   3,112           .1%           32.125       05/12/01           23,745

Larry A. Plotkin           6,739          1.3%           30.375       05/13/06           80,464

Richard A. Anicetti        6,597          1.3%           30.375       05/13/06           78,768
                     (4)  30,770          6.0%           32.50        12/02/06          373,240

Paul A. Fritzson           6,597          1.3%           30.375       05/13/06           78,768
                     (4)  30,770          6.0%           32.50        12/02/06          373,240

Ronald C. Hodge            6,597          1.3%           30.375       05/13/06           78,768
                     (4)  30,770          6.0%           32.50        12/02/06          373,240

Blythe J. McGarvie         6,597          1.3%           30.375       05/13/06           78,768


(1)  All options were granted under the 1988 STOCK PLAN at 100% of market price at the date of grant.
     Except as otherwise noted, all options are fully exercisable three years after grant (with one third becoming exercisable each year after grant).  The exercise price may be paid in cash or by surrender of currently owned Common Stock (valued at 100% of market price).  Payment in shares entitles the holder to a "reload" option for that number of shares.  The reload option has an exercise price equal to 100% of market price at the date of grant, generally becomes exercisable one year after grant, and carries the same expiration date as the original option.
(2)  Computed under the Black-Scholes method based on the full stated option term.  For options expiring
     5/13/06, assumes an interest rate of 7.03%, annual dividend yield of 1.54% and volatility of 19.44%.
     For options expiring 12/02/06, assumes an interest rate of 6.54%, annual dividend yield of 1.57% and volatility of 19.36%.  For option expiring 5/12/01, assumes an interest rate of 6.63%, annual dividend yield of 1.54% and volatility of 19.44%. For reload option expiring 5/12/01, assumes interest rate of
     6.18%, annual dividend yield of 1.57% and volatility of 19.36%.
(3)  Reload option granted upon exercise of the underlying option though a surrender of Common Stock.  See note (1) above.
(4)  Non-qualified stock option which is fully exercisable 7 years after grant (with one-half becoming exercisable 5 years after grant).


                           AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND
                                      FISCAL YEAR-END OPTION VALUES



The following table provides information on option exercises by the named executive officers during the past year and the value of such officers' unexercised options at December 28, 1996, the last day of the Company's fiscal year.  No SARs were outstanding during this period.


                                                        NUMBER OF                  VALUE OF
                                                   SECURITIES UNDERLYING         UNEXERCISED
                                        VALUE      UNEXERCISED OPTIONS          IN-THE-MONEY
                  SHARES ACQUIRED ON  REALIZED        AT FY-END (#)         OPTIONS AT FY-END (2)($)
      NAME           EXERCISE (#)      (1)($)  EXERCISABLE  UNEXERCISABLE  EXERCISABLE UNEXERCISABLE
Hugh G. Farrington       8,891         138,922   104,544        43,532      1,199,114     213,709
James L. Moody, Jr.     13,770         159,415    78,489        32,661        923,331     149,866
Larry A. Plotkin         5,112          69,651    29,578        10,415        354,916      52,400
Richard A. Anicetti      2,814          39,748    22,307        43,439        250,048     119,551
Paul A. Fritzson         1,407          18,819    24,746        43,439        278,974     119,551
Ronald C. Hodge              0               0    21,413        43,601        235,130     120,747
Blythe J. McGarvie           0               0     6,884        13,479         50,804      75,528


(1) Amounts in this column reflect the closing market price of the Common Stock at the date of exercise, minus the exercise price of the option.
(2) Amounts in this column reflect the closing market price of the Common Stock on December 28, 1996
    ($34.125), minus the exercise price of the option.  All options were granted at 100% of market price on the date of grant.  The term "in-the-money" refers to options having an exercise price less than the relevant market price.


                          LONG TERM INCENTIVE PLAN - AWARDS IN LAST FISCAL YEAR

The following table provides information on long term incentive awards granted during 1996 to the named executive officers.
All awards were granted under the 1993 LONG TERM INCENTIVE PLAN and cover the three-year performance period beginning in 1996.

                                                                  ESTIMATED FUTURE PAYOUTS
                    NUMBER OF SHARES,    PERFORMANCE OR      UNDER NON-STOCK PRICE-BASED PLANS
                     UNITS OR OTHER       OTHER PERIOD
                      RIGHTS(1)(#)           UNTIL       THRESHOLD(2)    TARGET(2)     MAXIMUM(2)
                                         MATURATION OR       ($)            ($)           ($)
                                            PAYOUT
Hugh G. Farrington    16.67% of Cash         Fiscal           0            312,222       468,334
                     Compensation for       1996-1998
                     the Next 3 Years

James L. Moody, Jr.   16.67% of Cash         Fiscal           0            116,002       174,003
                     Compensation for       1996-1998
                     the Next 3 Years

Larry A. Plotkin        8% of Cash           Fiscal           0             70,798       106,197
                     Compensation for       1996-1998
                     the Next 3 Years

Richard A. Anicetti     8% of Cash           Fiscal           0             69,300       103,949
                     Compensation for       1996-1998
                     the Next 3 Years

Paul A. Fritzson        8% of Cash           Fiscal           0             69,300       103,949
                     Compensation for       1996-1998
                     the Next 3 Years

Ronald C. Hodge         8% of Cash           Fiscal           0             69,300       103,949
                     Compensation for       1996-1998
                     the Next 3 Years

Blythe J. McGarvie      8% of Cash           Fiscal           0             69,300       103,949
                     Compensation for       1996-1998
                     the Next 3 Years


(1) The 1993 Plan provides for a "basic award" equal to a specified percentage of the executive officer's salary and annual incentive compensation over a three-year award period.  The "actual award" subject to payout is determined by multiplying the basic award by a fraction, the numerator of which is the difference between the actual after-tax cumulative earnings per share over the three-
    year period and the low performance goal for that period, and the denominator of which is the difference between the high and low cumulative earnings per share goals set by the Committee at the start of the period.  The Human Resources Committee may decrease an executive officer's payout if it determines his or her performance to be inconsistent with the amount of the award.
(2) "Threshold" and "Target" refer, respectively, to the low and high performance goals for the three-
    year period beginning in 1996.  Subject to possible adjustment by the Human Resources Committee as described above, (i) there will be no payout if earnings per share do not exceed the low goal, (ii)
    the target payout will equal 100% of the basic award if earnings per share equal the high goal, (iii)
    the payout will be a prorated amount of the target if earnings per share fall between the high and low goals, and (iv) the payout will similarly be prorated (though not to exceed 150% of the basic award) if earnings per share exceed the high goal.  Since the actual award is a function of future compensation paid over three years, the amount of a potential award cannot presently be accurately determined.  The amounts set forth under Target and Maximum are for illustrative purposes only and are computed on the assumptions that (i) cash compensation for each officer during the award period increases by 4% per year (except for Mr. Moody, who retires in 1997) and (ii) the Company meets or exceeds the high performance goal.


                               PENSION PLAN TABLES

     The following tables set forth aggregate estimated annual benefits payable upon retirement to employees under the RETIREMENT PLAN and the SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN, assuming various salary levels and various years of service. Table I reflects benefits computed on the basis of a defined benefit covered compensation formula adopted in 1992 but effective as of January 1, 1989. Table II reflects benefits computed on the basis of the defined benefit social security offset formula in effect before that date. Only executives who had reached age 50 by May 14, 1992 and who met certain other conditions as of that date are entitled to benefits under the prior formula. The benefits of Messrs. Anicetti, Farrington, Fritzson, Hodge, Plotkin and Mrs. McGarvie would be computed under Table I, and the benefits of Mr. Moody would be computed under Table II.

           Table I:  Defined Benefit Covered Compensation Formula

                                     YEARS OF SERVICE

 REMUNERATION       15       20       25       30       35       40       45

   50,000        9,182   12,242   15,303   18,364   18,364   18,364   18,364
  100,000       20,432   27,242   34,053   40,864   40,864   40,864   40,864
  150,000       31,682   42,242   52,803   63,364   63,364   63,364   63,364
  200,000       42,932   57,242   71,553   85,864   85,864   85,864   85,864
  250,000       54,182   72,242   90,303  108,364  108,364  108,364  108,364
  300,000       65,432   87,242  109,053  130,864  130,864  130,864  130,864
  350,000       76,682  102,242  127,803  153,364  153,364  153,364  153,364
  400,000       87,932  117,242  146,553  175,864  175,864  175,864  175,864
  450,000       99,182  132,242  165,303  198,364  198,364  198,364  198,364
  500,000      110,432  147,242  184,053  220,864  220,864  220,864  220,864



           Table II:  Defined Benefit Social Security Offset Formula

                                      YEARS OF SERVICE

 REMUNERATION        15       20      25       30       35       40       45

   50,000         8,738   11,651  14,563   17,476   17,500   20,000   22,500
  100,000        21,238   28,317  35,397   42,476   42,476   46,348   51,348
  150,000        33,738   44,984  56,230   67,476   67,476   73,848   81,348
  200,000        46,238   61,651  77,063   92,476   92,476  101,348  111,348
  250,000        58,738   78,317  97,897  117,476  117,476  128,848  141,348
  300,000        71,238   94,984 118,730  142,476  142,476  156,348  171,348
  350,000        83,738  111,651 139,563  167,476  167,476  183,848  201,348
  400,000        96,238  128,317 160,397  192,476  192,476  211,348  231,348


     Benefits under either Table are calculated on the basis of (i) the participant's years of service (as defined) and (ii) his or her annual compensation averaged over the 60 months preceding his or her retirement date. (As described at page 13 below, Mr. Moody's benefits are subject to further adjustment under agreements with the Company.) For the named executive officers, covered compensation excludes incentive compensation and is substantially identical to compensation reflected in the "Salary" column of the Summary Compensation Table. The present years of service for the named executive officers are as follows: Mr. Anicetti 15 years, Mr. Farrington 28 years, Mr. Fritzson 19 years, Mr. Hodge 16 years, Mr. Moody 38 years, Mr. Plotkin 25 years and Mrs. McGarvie 2 years.

     Benefits shown in Table I are based on the assumption that payments are made in the form of a straight life annuity. Benefits shown in Table II assume that payments are made in the form of a life annuity with 60 monthly payments guaranteed. For the named executive officers (and other participants in the Supplemental Plan), the listed benefits are not subject to deduction for Social Security or other offset amounts. The Tables do not reflect a recent Plan amendment which becomes effective January 1, 1998.
                     OTHER CONTRACTS WITH EXECUTIVE OFFICERS

     Set forth below is a summary of other employment-related contracts with the executive officers named in the Summary Compensation Table.

 EMPLOYMENT CONTINUITY AGREEMENTS

     The Company has Employment Continuity Agreements with each of the named executive officers.

     The Agreements for Messrs. Moody and Farrington are similar. If within 12 months following a change in control, the Company terminates the employment of Mr. Moody or Mr. Farrington, other than for good cause (as defined in the agreement), or Mr. Moody or Mr. Farrington voluntarily terminates employment for good reason (as defined), he is entitled to a cash payment equal to (i) 300% of his annual base salary in effect on the date of the change in control, and (ii) 300% of the unadjusted basic award he would have received for the year in which such termination occurs, pursuant to the HANNAFORD BROS. CO. ANNUAL INCENTIVE PLAN, assuming for such year that actual profit will equal budgeted profit (as those terms are defined in the plan). In addition, each is entitled to continued participation in the Company's insurance and certain employee benefit plans (excluding the RETIREMENT PLAN and the SAVINGS AND INVESTMENT PLAN) for a period of 36 months following termination of employment. Further, upon such termination, each is entitled to acceleration of payments under the DEFERRED COMPENSATION PLAN. Upon such termination, each is also entitled to such benefits and rights as are provided under the Company's 1988 STOCK PLAN, 1993 LONG TERM INCENTIVE PLAN and SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN. For purposes of calculating any benefit payable with respect to either under the SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN, the number of his years of service is increased by three. In the event either voluntarily terminates his employment without good reason (as defined) within six months following a change in control, he is entitled to receive the benefits described above, adjusted as follows: (i) the amount of the cash payment is reduced to 200% of annual base salary and 200% of the ANNUAL INCENTIVE PLAN award, (ii) participation in the Company's insurance and certain employee benefit plans is continued for a period of 24 months following termination, and (iii) the number of years of service under the SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN is increased by two. The foregoing benefits with respect to Mr. Moody have been supplemented somewhat under a certain agreement dated February 11, 1991, which is described below.

     For the other named executive officers, if within 12 months following a change in control, the Company terminates the employment of the officer, other than for good cause (as defined), or the officer voluntarily terminates employment for good reason (as defined), such officer is entitled to a cash payment equal to (i) 200% of his annual base salary in effect on the date of the change in control, and (ii) 200% of the unadjusted basic award he or she would have received for the year in which such termination occurs, pursuant to the HANNAFORD BROS. CO. ANNUAL INCENTIVE PLAN, assuming for such year that actual profit will equal budgeted profit (as those terms are defined in the plan). In addition, such officer is entitled to continued participation in the Company's insurance and certain employee benefit plans (excluding the RETIREMENT PLAN and the SAVINGS AND INVESTMENT PLAN) for a period of 24 months following termination of employment. Further, upon such termination, such officer is entitled to the same exercise of options and acceleration of payments and awards as are provided under the agreements for Messrs. Moody and Farrington. Upon such termination, such officer is also entitled to such benefits and rights as are provided under the SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN. For purposes of calculating any benefit payable with respect to such officer under the SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN, the number of his years of service is increased by two. In the event the officer voluntarily terminates employment without good reason (as defined) within six months following a change in control, such officer is entitled to receive the benefits described above, adjusted as follows: (i) the amount of the cash payment is reduced to 100% of the officer's annual base salary and 100% of the ANNUAL INCENTIVE PLAN award, (ii) participation in the Company's insurance and certain employee benefit plans is continued for a period of 12 months following termination, and (iii) the number of years of service under the SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN is increased by one.


     Under these agreements, a "change in control" is defined to include (i) the acquisition of 27% or more of the Company's voting stock by any party,
 (ii) Hannaford ceasing to be a publicly-held company, (iii) the number of outside directors constituting less than a majority of the Board of Directors within any 25-month period, (iv) the Company's shareholders approving any consolidation or merger of the Company in which the Company is not the continuing or surviving corporation or pursuant to which shares of Common Stock would be converted into cash, securities or other property (other than a merger or consolidation in which the holders of Common Stock immediately prior to the merger or consolidation have substantially the same proportionate ownership and voting control of the surviving corporation immediately after the merger or consolidation), or (v) the Company's shareholders approving any sale, lease, exchange, liquidation or other transfer (in one transaction or a series of transactions) of all or substantially all of the assets of the Company. The agreements prohibit the payment of an amount that would cause any portion of the amounts payable under the agreements to be non-deductible under Section 280G of the Internal Revenue Code.

     The Board of Directors has authorized the creation of a separate trust to secure the payment of benefits under the Employment Continuity Agreements and the SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN in the event that the Company were to undergo a change in control. Upon the occurrence of an event deemed to be a change in control (as described above), the Company will be required to place sufficient assets in the trust to cover its payment obligations under such Agreements and such Plan. These trust assets will, however, remain subject to the claims of other creditors of the Company. If and to the extent that trust assets are insufficient to meet the Company's obligations under the Employment Continuity Agreements and the SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN, the Company will be required to pay such benefits from its general assets.

     If within 12 months following a change in control, the Company were to terminate the employment of Messrs. Moody, Farrington, Anicetti, Fritzson, Hodge, Plotkin or Mrs. McGarvie, other than for good cause (as defined), or if any of Messrs. Moody, Farrington, Anicetti, Fritzson, Hodge, Plotkin or Mrs. McGarvie were to voluntarily terminate employment with good reason (as defined), the Employment Continuity Agreements would provide for cash severance payments of $1,307,880, $1,890,000, $600,000, $600,000, $600,000,
 $600,000 and $600,000, respectively, based on the current annual base salaries and basic awards for each of those executive officers.


 AGREEMENT WITH MR. MOODY

     Pursuant to an Agreement dated as of February 11, 1991, Mr. Moody agreed that when he ceased to serve in the capacity of Chief Executive Officer of the Company, which took place on May 14, 1992, he (i) would remain employed with the Company on a reduced schedule through the date of the Annual Shareholders Meeting in 1997, and (ii) would not accept employment with, or otherwise provide services to, any entity that the Board of Directors determines to be in competition with the Company in its existing trading areas. The Agreement provides that during this period, Mr. Moody would receive salary at the initial base rate of $225,000 per year (as compared to his salary of $336,000 per year immediately prior to the transition), subject to later adjustment consistent with adjustments to the salaries of other corporate officers of the Company. Solely for purposes of the SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN, Mr. Moody is credited with additional salary equal to the difference between (i) his actual salary multiplied by the fraction $336,000/$225,000, and (ii) his actual salary. The Agreement also provides for continued participation by Mr. Moody in various employee benefit plans, and for receipt of vacation benefits and other perquisites of employment.


                       HUMAN RESOURCES COMMITTEE REPORT ON
                             EXECUTIVE COMPENSATION

 COMPENSATION PHILOSOPHY

 Compensation should be:

 - Aligned with the Company's business strategies and shareholder interests.

 - Based on performance by the Company, the business unit (where applicable), and the individual.

 - Competitive in the marketplace in which the Company competes for executives.

 - Based on the same principles as apply to other salaried associates, except that executives should have a greater portion of their compensation at risk.

 Therefore:

 - A significant portion of compensation for executives is tied to measures of performance of the business as a whole.

 - Executive compensation is tied to both short- and long-term business results. In addition to rewards for annual results, executives are rewarded for achieving sustained long-term results.

 - The interests of executives are linked to those of shareholders through Company stock ownership and options. The Company has established stock ownership guidelines for executives as a multiple of salary depending on position (CEO and Chairman: 5; Senior Vice President: 3; Vice President:
   2).

 In addition,

 - The Company has a minimal number of special benefits and perquisites for executives compared with other companies, and those in place are based on business necessity.

 - The income tax deductibility of executive compensation is preserved to the extent consistent with the Company's compensation philosophy.

 COMPENSATION STRUCTURE

 Executive pay consists of base salary, annual incentives, stock options and other long-term incentives, and retirement benefits. If the Company achieves its short- and long-term goals, long-term incentive plan awards and stock options account for one-half of total compensation for the CEO and Chairman, and one-third of total compensation for other senior officers.

 SALARY: Salary ranges for each position reflect the skills required and the scope of responsibility of that position. Salary increases are based on individual performance and competitive data. Overall, 1996 salary levels corresponded to approximately the median level of surveyed companies. The salary of the CEO was below median because a greater portion of his compensation is paid through performance-based awards.

 ANNUAL INCENTIVE PLAN: If the Company achieves an annual performance goal based on profit objectives set by the Board of Directors, its executives receive target awards equal to 50% of their salary. Actual award payments range from 0 to 125% of the targeted amount, depending on Company performance. No awards are earned unless the Company attains at least 85% of the performance goal. The Board may adjust the amount awarded to any executive to reflect that individual's performance, but no such adjustment has been made for the last three fiscal years.

 STOCK OPTIONS: Executives receive stock options each year entitling them to purchase shares of Hannaford stock at an option price equal to the fair market value of the stock on the date of the grant. The number of shares that may be purchased is based on the executive's salary (CEO and Chairman:
 225%; Senior Vice President: 108%; Vice President: 50%).

 LONG-TERM INCENTIVE PLAN: The long-term incentive plan rewards senior executives for sustained growth in earnings per share (EPS) over a designated three-year period. Actual award payments vary from 0 to 150% of the "basic award" depending on the Company's growth in EPS relative to performance goals. The basic award is expressed as a percentage of salary and incentive pay for the three year period (CEO and Chairman: 16.67%; Senior Vice President: 8%; Vice President: 4.5%). Executives receive 50% of their award in Company stock which must be held for at least three years, and the remainder in cash to meet tax withholding requirements. The Committee may decrease any executive's payout if his or her performance is inconsistent with the amount of the award, but no such adjustment has been made for the last three fiscal years.

 PENSIONS: Because current law limits the pension benefits payable to executives from tax-qualified plans, the Company maintains a non-qualified Supplemental Executive Retirement Plan in addition to the tax-qualified Employees' Retirement Plan. The combined benefits from both plans equal the amount that would be payable to executives under the tax-qualified Employees' plan if no tax law limits were in place.

 OTHER BENEFIT PLANS: Executives may participate in a number of other broad-based benefit plans, including the Northeast or Southeast Savings and Investment Plan (401(k) plans), the Employee Stock Purchase Plan, and various health and welfare benefit plans.


 COMPENSATION OF CEO IN 1996

 SALARY: Hugh G. Farrington, CEO, received a 6.7% increase in salary to $400,000 per year, effective January 1, 1996. While no particular weight was assigned to any factor, the increase was based upon:

    - his performance as measured by Company profitabilty and his achievement of goals discussed with the Board.
    - the desired mix of salary, short-term and long-term compensation.
    - a review of competitive data.

 ANNUAL INCENTIVE: Because the Company performed well in 1996, achieving 94% of its annual profit objective, Mr. Farrington, like other senior executives, received 87.5% of the target award, equal to 43.8% of salary ($175,000).

 LONG-TERM INCENTIVE PLAN: The Company's growth in earnings per share for the period 1992-1996 entitled Mr. Farrington to a payout of 26.9% of the basic award ($75,591, paid 50% in Company stock and 50% in cash).

 Mr. Farrington's basic award level for the next three-year period (1997-1999) is set at 16.67% of his salary and annual incentive payment during that period.

 STOCK OPTION PLAN: In 1996, Mr. Farrington received a stock option grant of 225% of his salary, entitling him to purchase 29,630 shares of Hannaford stock at a price equal to the fair market value of the stock on the date of grant.

 GOVERNANCE

 The Human Resources Committee of the Board of Directors reviews and approves all compensation arrangements for executives. The Committee, which consists entirely of non-employee Directors, retains independent consultants for advice on compensation matters. It also considers recommendations from management and the Board.

 Each year, the Committee reviews the Company's compensation practices and coordinates the performance review of the Chief Executive Officer and the Chairman of the Board.

 The Committee sets compensation at levels appropriate to attract and retain high-quality individuals. For competitive reference, the Committee uses surveys of executive compensation at a variety of food industry and other retail companies, as well as comparisons of pay levels and financial performance at companies included in the stock performance graph shown on page 16.


 The Committee believes that the Company's compensation programs during 1996 have met our objectives.

 Respectfully submitted,


 WILLIAM A. ANDRES, Chairman
 BRUCE G. ALLBRIGHT
 WILLIAM T. END
 RICHARD K. LOCHRIDGE

                           MARKET PRICE PERFORMANCE
                          OF THE COMPANY'S COMMON STOCK

     The following graph provides information on the five-year cumulative total return on Hannaford Bros. Co. Common Stock as compared to the S&P 500 Index, and an index consisting of retail food and grocery companies having shares listed on a national securities exchange.



                                  DATA POINTS

                           1991     1992     1993     1994     1995    1996

 Hannaford Bros. Co.        100       99       97      117      115     161
 S&P 500                    100      108      118      120      165     203
 Retail Food/Grocery        100       99       97      104      132     173



 Assumes $100 invested on December 31, 1991 in Hannaford Bros. Co. Common Stock, the S&P 500 Index, and the retail food and grocery index, with reinvestment of all dividends.

     The retail food and grocery index includes the following companies:

      Albertson's, Inc.                 Penn Traffic Company
      American Stores Co.               Riser Foods, Inc.
      Food Lion, Inc.                   Ruddick Corporation
      Giant Food, Inc.                  Safeway, Inc.
      Great Atlantic & Pacific Tea Co.  Smith's Food and Drug Centers, Inc.
      Hannaford Bros. Co.               Vons Companies, Inc.
      Kroger Company                    Weis Markets, Inc.
      Marsh Supermarkets, Inc.          Winn Dixie Stores, Inc.


  The list of companies included in the retail food and grocery index was revised this year. One company, Stop and Shop Companies, Inc., which was previously included in the index, is no longer a publicly traded company.

     For purposes of computing this index, the returns of each company have been weighted according to the companies' respective stock market capitalizations.


                            OTHER MATTERS RELATING TO
                      THE COMPANY'S DIRECTORS AND OFFICERS

 REPORTS OF DIRECTORS, OFFICERS AND CERTAIN SHAREHOLDERS

     Under Section 16(a) of the Securities Exchange Act of 1934, certain persons associated with the Company (directors, executive officers, and beneficial owners of more than 10% of the outstanding Common Stock) are required to file with the Securities and Exchange Commission and the New York Stock Exchange various reports disclosing their ownership of Company securities and changes in such ownership. To the Company's knowledge, all requisite reports were filed in a timely manner.

 AGREEMENT WITH SOBEY PARTIES

     Since September 16, 1981, the Company and the Sobey Parties have been parties to an agreement (the "Standstill Agreement"), which has been amended and extended from time to time. On May 14, 1996, the Company and the Sobey Parties further extended the term of such agreement and amended various terms thereof.

     Under the Standstill Agreement as amended and extended, the Sobey Parties have agreed not to increase their percentage ownership of the Company's voting stock above the current level of approximately 25.6% of the outstanding shares, except in certain circumstances specified by the Standstill Agreement. The Sobey Parties have also agreed that they will not purchase any shares of the Company's voting stock except as contemplated by the Standstill Agreement, engage in a proxy contest relating to election of the Company's directors or certain other matters or enter into a voting trust agreement for the purpose of acquiring control of the Company. In addition, the Sobey Parties are restricted in their right to sell shares of the Company's voting stock owned by them.

     Under the Standstill Agreement, the Sobey Parties have certain rights to purchase securities from the Company to maintain their percentage ownership of the Company's voting stock and to maintain specified percentage ownership margins between their percentage ownership and that of the next largest shareholder. The specified margin is 13.5% (an arbitrary ownership margin negotiated by the parties at the time of the original Standstill Agreement), except that the margin is reduced to 5% in the case of certain shareholders that enter into separate standstill agreements with the Company. In the event that the Standstill Agreement permits the Sobey Parties to increase their percentage ownership in excess of approximately 25.6%, the Sobey Parties are required to place such excess shares in a voting trust pursuant to which the shares will be voted in proportion to the votes of small shareholders (generally, the holders of 5% or less of the Company's voting stock who are not affiliated with management of the Company). In cases where the Sobey Parties are entitled to purchase more than $5 million of shares from the Company, the Sobey Parties have certain rights to defer the purchase of their shares over specified periods of time ranging from 90 days to three years. The Company has agreed to use its best efforts to cause two nominees of the Sobey Parties to be elected as Directors of the Company. Presently, David F. Sobey and James W. Gogan serve as the Sobey Parties' designees on the Board. The Company has also agreed to certain restrictions on its ability to issue voting stock in connection with business acquisitions or otherwise to place large blocks of voting stock in the hands of a single person or group. In general, the Company has agreed not to sell voting stock to any person or group that owns, or would thereby own, more than 10% of the outstanding voting stock, except with the Sobey Parties' prior consent. In the case of business acquisitions, such limit is increased to 15%, provided that the Company obtains standstill agreements with such person or group and its controlling person, if any. The Sobey Parties also have a right to prevent the Company from entering into business acquisitions involving the issuance of as many shares of the Company's voting stock as the Sobey Parties then own. Such right is conditional on the Sobey Parties' delivery, at that time, of an offer to sell all of their shares to the Company at specified market prices (generally, the same prices being paid by third parties for the Company's stock).

     The Standstill Agreement will expire December 31, 1998, unless further extended. The Agreement provides that its term will be automatically renewed for successive one-year periods (but not beyond December 31, 2000) unless by July 31 of a given year either the Company or any of the Sobey Parties gives written notice of an intention not to further extend the term of the Agreement. The Sobey Parties have certain rights to terminate the Standstill Agreement, including the right to terminate in the event of certain tender offers by third parties or the accumulation of 25% or more of the outstanding voting shares of the Company by a third party.

 OTHER

     Peter B. Webster, Clerk and Assistant Secretary of the Company, and Gregory S. Fryer, Assistant Secretary of the Company, are partners in the law firm of Verrill & Dana, outside counsel to the Company.

                         RATIFICATION OF APPOINTMENT OF
                         INDEPENDENT PUBLIC ACCOUNTANTS

     Coopers & Lybrand L.L.P. were auditors for the fiscal year ended December 28, 1996, and subject to ratification by shareholders, have been appointed to serve as auditors for the fiscal year ending January 3, 1998.

     Representatives of Coopers & Lybrand L.L.P. are expected to attend the Meeting and to respond to appropriate questions from shareholders. The representatives will have the opportunity to make a statement if they so desire.

                           PROPOSED AMENDMENT TO THE
                  HANNAFORD BROS. CO. EMPLOYEE STOCK PURCHASE PLAN

      Originally adopted in 1982, the Company's Employee Stock Purchase Plan permits eligible employees to purchase Common Stock through payroll deductions. A total of 1,880,000 shares have been authorized from time to time for issuance under the Plan (as adjusted for stock splits). To date, a total of 1,794,780 shares have been issued under the Plan, leaving only 85,220 additional authorized shares.

      Subject to shareholder approval, the Board of Directors has amended the Plan to increase the total authorized shares by an additional 750,000, thereby permitting continued use of the Plan during 1997 and future years. If approved by the shareholders, the amendment will be effective as of February 11, 1997 (the date of its adoption by the Board).

      Pursuant to SEC requirements, the following table sets forth certain information concerning shares acquired under the Plan in 1996. The amendment described above would not have affected the value or amount of awards made for 1996. For purposes of this table, the value of each unit is $11.919, representing the amount by which the fair market value per share of the Common Stock on the exercise date exceeded the exercise price of an award. Due to the nature of the Plan, the value and amount of awards for 1997 cannot presently be determined.

                                NEW PLAN BENEFITS
                           EMPLOYEE STOCK PURCHASE PLAN
                                  (AS AMENDED)

                                        DOLLAR VALUE ($)       NO. OF UNITS
                                                                 (SHARES)
 Hugh G. Farrington                          10,870                 912
 James L. Moody, Jr.                          7,521                 631
 Larry A. Plotkin                             5,137                 431
 Richard A. Anicetti                          5,030                 422
 Paul A. Fritzson                             5,030                 422
 Ronald C. Hodge                              5,030                 422
 Blythe J. McGarvie                           5,018                 421

 All Executive Officers as a Group           58,857               4,938

 All Non-Executive
 Directors as a Group                             0                   0

 All Non-Executive
 Officers as a Group                         37,593               3,154

      A copy of the proposed amendment is attached as Exhibit A. The affirmative vote of a majority of the outstanding shares of Common Stock of the Company is needed to approve the foregoing amendment. (Abstentions and broker non-votes will have the same effect as a vote against the proposal.)

      THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE APPROVAL OF THE
               AMENDMENT TO THE EMPLOYEE STOCK PURCHASE PLAN.

                             SHAREHOLDER PROPOSALS

     To be eligible for inclusion in the proxy materials for the 1998 Annual Meeting, a shareholder proposal for action to be taken at such Meeting must be in proper written form addressed to the attention of the Secretary of the Company and received at the Company's principal executive offices by December 2, 1997.

     The Company's Bylaws provide that any shareholder wishing to propose one or more candidates for election as a Director at the Annual Meeting of Shareholders in a given year shall, not earlier than January 1 nor later than February 28 of that year, provide written notice of such intended nomination to the Secretary of the Company. Such notice shall identify each proposed nominee and shall set forth the same information regarding the shareholder and each nominee as would be required to be set forth in a proxy statement under the proxy rules of the Securities and Exchange Commission. Upon receipt of such notice, the Secretary shall forward a copy thereof to the Corporate Governance Committee, which may consider whether to endorse the proposed candidate(s). A shareholder who has satisfied these notice requirements shall thereafter be entitled at the next Annual Meeting of Shareholders to place in nomination any nominee so described, regardless of whether the Committee or the Board of Directors has chosen to endorse the proposed candidate. This procedure for nominations by shareholders is not intended to relieve any person from obligations imposed under the proxy rules of the Securities and Exchange Commission, or to obligate the Company to include in its proxy statement a description of an intended Director nomination by a shareholder.

                                    GENERAL

     A copy of the Company's Annual Report for the fiscal year ended December 28, 1996, including financial statements, is enclosed herewith.
 It is not to be regarded as proxy soliciting material. The cost of soliciting proxies on behalf of the Board of Directors will be borne by the Company. In addition to the use of the mails, proxies may be solicited personally, or by telephone or other means of communication, by employees of the Company, none of whom will receive additional compensation for such services or be specially hired for such purposes. The Company will reimburse brokers and other custodians, nominees and fiduciaries for out-of-pocket expenses reasonably incurred for sending proxy materials to principals and obtaining their proxies. The Company's transfer agent, Continental Stock Transfer & Trust Company, will assist in the distribution of proxy material to nominee accounts and will obtain their proxies. It is estimated that the fees and out-of-pocket expenses of such firm, payable by the Company in connection with the solicitation, will be approximately $1,000.


     The Board of Directors is not aware of any matters to be brought before the Meeting other than those set forth in this Proxy Statement. If any further business is properly presented at the Meeting, the persons named in the proxies will vote all shares represented according to their best judgment.

                            By order of the Board of Directors

                                                                Clerk


 PROXY CARD-----(FRONT)-------

                             HANNAFORD BROS. CO.
         THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

   The undersigned appoints Hugh G. Farrington, Andrew P. Geoghegan and Blythe J. McGarvie, or any one of them, proxies with full power of substitution, to represent and vote all the shares of Common Stock of Hannaford Bros. Co. held by the undersigned, at the Annual Meeting of Shareholders to be held May 12, 1997, or any adjournment thereof.

 1.  TO ELECT FOUR CLASS I DIRECTORS
     FOR all nominees listed below (except as marked to the contrary below) WITHHOLD AUTHORITY to vote for all nominees listed below
     (INSTRUCTION:  To withhold authority to vote for any individual nomi-
                    nee strike a line through the nominee's name below) Bruce G. Allbright, William T. End, James W. Gogan or Claudine B. Malone.

 2.  TO ELECT ONE CLASS III DIRECTOR
     FOR Robert J. Murray
     WITHHOLD AUTHORITY to vote for Robert J. Murray

 3.  TO RATIFY THE APPOINTMENT OF AUDITORS     FOR     AGAINST     ABSTAIN

 4.  TO APPROVE THE AMENDMENT TO THE HANNAFORD
     BROS. CO. EMPLOYEE STOCK PURCHASE PLAN       FOR   AGAINST    ABSTAIN

 5. In their discretion, upon such other matters as may properly come before the meeting.


                        (To be signed on other side)


                                                  --------(BACK)---------

 THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREBY BY THE UNDERSIGNED SHAREHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED "FOR" PROPOSALS 1, 2, 3 and 4.

     The undersigned hereby revokes any proxy previously given and acknowledges receipt of the Notice of, and Proxy Statement for, the aforesaid meeting and a copy of the 1996 Annual Report.

 Dated                           1997


                                                   Signature(s)


                                                   Signature(s)

 Executors, administrators, trustees, partners, guardians, attorneys and corporate officers should add their titles as such.

 PLEASE MARK, SIGN AS YOUR NAME APPEARS ABOVE, DATE AND RETURN THE PROXY CARD PROMPTLY, USING THE ENCLOSED ENVELOPE


                                                  Exhibit A

                               FOURTH AMENDMENT

                                    TO THE

                             HANNAFORD BROS. CO.

                        EMPLOYEE STOCK PURCHASE PLAN


      This Fourth Amendment to the Hannaford Bros. Co. Employee Stock Purchase Plan (the "Plan"), as amended and restated effective October 19, 1994, and thereafter amended effective February 7, 1995, August 20, 1995 and October 2, 1996, is made with reference to the following premises:

      WHEREAS, Hannaford Bros. Co. (the "Corporation") established and maintains the Plan to offer employees an opportunity to invest in its common stock; and

      WHEREAS, Section 13 of the Plan authorizes the Board of Directors of the Corporation, subject to the approval of stockholders, to amend the Plan from time to time to increase the maximum aggregate number of shares which may be issued under options granted; and

      WHEREAS, the Board of Directors desires to so amend the Plan.

      NOW, THEREFORE, the Plan is hereby amended as follows:

      1. The terms used in this Amendment shall have the meanings set forth in the Plan, unless the context indicates otherwise.

      2.  Section 4 is hereby amended to read as follows:

              "4.  STOCK SUBJECT TO THE PLAN.  Subject to the provisions of
              Section 12, the maximum aggregate number of Shares which may be issued under Options granted under the Plan shall be equal to the sum of the following:

              (a) the sixty thousand (60,000) Shares authorized when the
                  Plan was first approved by shareholders, as such number was thereafter adjusted in accordance with Section 12; and


              (b) the four hundred thousand (400,000) Shares authorized when the Plan was amended effective February 2, 1989, as such number was thereafter adjusted in accordance with Section 12; and

              (c) seven hundred fifty thousand (750,000) shares.

              In the event that any Option granted under the Plan expires or terminates for any reason, without having been exercised in full, the Shares subject to, but not issued under, such Option shall become available for other Options, unless the Plan shall have been terminated."

      3. This Amendment shall be effective February 11, 1997, if subsequently approved by stockholders in accordance with Section 13 of the Plan.